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                                  Exhibit 15



January 10, 2000



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Commissioners:

We are aware that our reports dated April 28, 1999, August 9, 1999 and October 26, 1999 on our reviews of the interim financial information of Unit Corporation for the periods ended March 31, 1999 and 1998, June 30, 1999 and 1998 and September 30, 1999 and 1998 and included in the Company's quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1999 are incorporated by reference in Unit Corporation's Form S-4 dated January 10, 2000.

Very truly yours,


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

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